Exhibit 10.27

Certain information contained in this exhibit, marked by [***], has been excluded from this exhibit in accordance with Item 601(b)(10) of Regulation S-K because the registrant has determined that it is both not material and is the type that the registrant treats as private or confidential.

To:

Quince Therapeutics, Inc.

601 Gateway Blvd. Suite 1250

South San Francisco, CA 94080 USA

Email address: [***]

To the kind attention of: Brendan Hannah

VIA COURIER

ANTICIPATED VIA E-MAIL

Luxembourg, 20 October 2023

Dear Sirs,

RE: (2020-0006) ERYDEL (EGFF) - Autonomous First Demand Guarantee (Garanzia Autonoma a Prima Richiesta) provided by Quince Therapeutics, Inc. in favour of the European Investment Bank

We received your proposal dated on the date hereof, which we hereby reproduce below in its entirety and signed at the end for our acknowledgment and acceptance:

*** *** ***

To:

European Investment Bank

100, boulevard Konrad Adenauer

L-2950 Luxembourg

Luxembourg

Email address: [***]

To the kind attention of: OPS/ENPST/3-GC&IF

VIA COURIER

ANTICIPATED VIA E-MAIL

Luxembourg, 20 October 2023

Dear Sirs,

RE: (2020-0006) ERYDEL (EGFF) - Autonomous First Demand Guarantee (Garanzia Autonoma a Prima Richiesta) provided by Quince Therapeutics, Inc. in favour of the European Investment Bank

Following our recent conversations, please find below our proposal of an Autonomous First Demand Guarantee between our company and the European Investment Bank:

*** *** ***

(2020-0006) ERYDEL (EGFF)

Autonomous First Demand Guarantee
(Garanzia Autonoma a Prima Richiesta)

Provided by

Quince Therapeutics, Inc.

In favour of

European Investment Bank

ARTICLE 1	2
First demand guarantee	2
ARTICLE 2	2
Demands	2
ARTICLE 3	3
Representations and Warranties	3
ARTICLE 4	4
Term of guarantee	4
ARTICLE 5	5
Payments and Interest	5
ARTICLE 6	6
Reinstatement	6
ARTICLE 7	6
Currency conversion	6
ARTICLE 8	6
Expenses	6
ARTICLE 9	6
Notices	6
ARTICLE 10	7
No Subrogation	7
ARTICLE 11	7
Transfer	7
ARTICLE 12	8
Partial Invalidity	8
ARTICLE 13	8
Amendments	8
ARTICLE 14	8
Governing Law	8
ARTICLE 15	8
Jurisdiction	8

ARTICLE 16	9
Definitions and Interpretation	9

THIS AUTONOMOUS FIRST DEMAND GUARANTEE IS PROVIDED BY

Quince Therapeutics, Inc., with registered office at 601 Gateway Blvd. Suite 1250, South San Francisco CA 94080, Delaware, USA incorporation, and represented by the signatories whose names appear on the signatures’ pages

(the "Guarantor")
in favour of
The European Investment Bank, with its registered office at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, and represented by the signatories whose names appear on the signatures’ pages	(the "Beneficiary")

The Guarantor and the Beneficiary together are referred to as the “Parties” and any of them is a “Party”.

WHEREAS:

(A) The Beneficiary and Erydel S.p.A., a joint stock company incorporated in Italy, having its registered office at 3, Via Meucci 20091, Bresso (MI), Italy (hereinafter the "Principal") have entered into a finance contract dated 24 July 2020 relating to the financing of a research and development project in Italy (as amended from time to time, the "Finance Contract").

(B) At the request of the Principal, the Guarantor has agreed to enter into this guarantee in favour of the Beneficiary on the terms set out below (the "Guarantee").

It is hereby agreed as follows:

ARTICLE 1

First demand guarantee

1.1 First Demand Guarantee

The Guarantor hereby irrevocably and unconditionally undertakes to pay upon first demand of the Beneficiary, by no later than five (5) Business Days upon receipt of a written demand by the Beneficiary in accordance with Article 2 (Demands) of this Guarantee, any amount specified in such demand up to an amount equal EUR [***] (the "Maximum Amount") without any further enquiry, exception and/or opposition of whatever nature.

1.2 Payment obligation

The Guarantor acknowledges and accepts that each Demand (as defined below) generates an independent payment obligation of the Guarantor towards the Beneficiary of any amount claimed up to the Maximum Amount.

It is specified, to the extent necessary, that the Guarantor shall not be able to raise any exception of any kind to the Beneficiary and shall pay the amount requested in the Demand. The Guarantor expressly waives any judicial or arbitral defence, exception, set-off right (eccezione di compensazione), objection, plea and/or counterclaim which could be raised by the Principal or the Guarantor itself including, without limitation, any defence concerning the execution, delivery, effectiveness and validity of the Finance Contract and/or this Guarantee, the occurrence of an enforcement event, the payment of costs under Article 8 (Expense), the insolvency and/or the admission of the Principal to any Insolvency Proceedings.

1.3 The Parties expressly agree that this Guarantee is an independent and autonomous first demand guarantee (garanzia autonoma a prima richiesta), and shall not to be intended, nor shall be construed, as a fideiussione since it gives rise to an independent, autonomous, irrevocable and unconditional obligation of the Guarantor to pay to the Beneficiary any and all amount required by the latter in accordance with the terms and conditions set forth herein.

It is hereby acknowledged and agreed that Articles 1247, 1413, 1939, 1944, 1945, 1948, 1949, 1950, 1953, 1955 and 1957 of the Italian Civil Code shall not apply to this Guarantee. As a result, the Guarantor may not, so as to defer or avoid the immediate and unconditional performance of its obligations pursuant to this Guarantee, invoke any exception or other means of defence arising out of the existing legal relationship between the Principal and the Beneficiary or any other third party, particularly any potential nullity, resolution, settlement or set-off.

ARTICLE 2

Demands

2.1 Number of demands

The Beneficiary may make one or more Demands. The Beneficiary shall be entitled to enforce this Guarantee in one or more instances (in più soluzioni) and for amounts which, in aggregate, shall not exceed the Maximum Amount.

2.2 Form of the Demands

Each demand shall be made in writing in the form set out in the Annex (Form of Payment Demand) of this Guarantee, signed by a duly authorised signatory of the Beneficiary (a "Demand").

ARTICLE 3

Representations and Warranties

3.1 The Guarantor represents that:

3.1.1 is duly incorporated and validly existing as a corporation under the laws of Delaware (USA);

3.1.2 has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under this Guarantee;

3.1.3 it is not insolvent (insolvente) nor subject to any Insolvency Proceeding;

3.1.4 has obtained all necessary authorisations in connection with the execution, delivery and performance of this Guarantee and in order to lawfully comply with its obligations thereunder, and all such authorisations are in full force and effect and admissible in evidence;

3.1.5 the execution and delivery of, the performance of the Guarantors’ obligations under and compliance with the provisions of this Guarantee do not and will not contravene or conflict with:

(a) any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(b) any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Guarantee; or

(c) any provision of its constitutional documents;

3.1.6 The obligations expressed to be assumed by the Guarantor under this Guarantee are legal, valid, binding and enforceable obligations;

3.1.7 it complies in all respect with all laws and regulations to which it is the subject;

3.1.8 its payment obligations under this Guarantee rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of their debt instruments except for obligations mandatorily preferred by law applying to companies generally;

3.1.9 no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or is likely to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guarantee or the legality, validity or enforceability of the rights and remedies of the Beneficiary under this Guarantee;

3.1.10 it has not taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or threatened against it for its insolvency, winding up or dissolution, or for it to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer;

3.1.11 is not subject to regulation under any statute or regulation which limits its ability to incur guarantee or secure indebtedness;

3.1.12 under the laws of its jurisdiction of incorporation and the jurisdiction where it maintains its principal place of business, it is not necessary that the Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Guarantee or the transactions contemplated by the Guarantee;

3.1.13 the entry into and performance by the Guarantor of the obligations under this Guarantee is in its commercial interests and to its corporate benefit and the competent corporate bodies have assessed and satisfied themselves as to the existence of such corporate benefit; and

3.1.14 the Guarantor is not entering into this transaction and has not entered into any other transaction with the intent of hindering, delaying or defrauding any present or future creditor of the Guarantor.

3.2 The Guarantor will supply to the Beneficiary:

(a) as soon as they become available but in any event within 120 (one hundred and twenty) days after the end of each of its financial years its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year, each certified as being complete and correct by an authorised signatory of the Guarantor;

(b) as soon as they become available but in any event within 90 (ninety) days after the end of each of the relevant accounting periods its interim consolidated and unconsolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the first half-year of each of its financial years, each certified as being complete and correct by an authorised signatory of the Guarantor;

(c) any such information or further document concerning customer or any other type of due diligence matters of, or for, the Guarantor, including without limitation to comply with “Know your customer” (KYC) or similar identification procedures as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(d) as soon as they become available but in any event within 120 (one hundred and twenty) days after the end of each of its financial years, a report showing the breakdown of the Revenues (as defined in the Finance Contract) booked in the consolidated annual report. The breakdown should show details about the source of the Revenues and the group companies under which the Revenues are booked. The reporting should be in the satisfaction of the Bank.

3.3 If the Guarantor enters into a financing agreement or any other form of credit transaction with another creditor or grants any security interest with a credit rating downgrade provision, an undertaking or any other provision relating to financial covenants which are not provided for in this Guarantee, the Guarantor shall inform the Beneficiary (and will provide such clause) and, at the request of the Beneficiary, enter into an amendment to this Guarantee in order to incorporate a provision equivalent to that mentioned above in favour of the Beneficiary.

ARTICLE 4

Term of guarantee

4.1 Guarantee Irrevocable

The Guarantee is irrevocable.

4.2 Term of Guarantee

This Guarantee will take effect on the date hereof and will expire on (and the Guarantor shall have no further obligations under this Guarantee thereafter) the earlier of the following dates:

4.2.1 31 December 2033 (the "Expiry Date");

4.2.2 the date on which all payments (irrevocably) made by the Guarantor under this Guarantee shall equal, in aggregate, the Maximum Amount,

irrespective of whether any originals of this Guarantee have been returned to the Guarantor.

4.2.3 For the avoidance of doubt:

(a) this Guarantee may be called until the Expiry Date; and

(b) the expiry of this Guarantee will have no impact on the enforceability of any Demands made before the Expiry Date.

ARTICLE 5

Payments and Interest

5.1 Account and currency for payment

The Guarantor shall pay any amount demanded by the Beneficiary in a Demand to the bank account specified in that Demand.

All payments due by the Guarantor under this Guarantee shall be made in cleared freely transferable funds, by wire transfer in Euro, by 10.00 a.m. (Italian time) of the fifth Business Day following the day on which the Guarantor has received the relevant Demand by crediting the bank account indicated in the relevant Demand.

5.2 Set-off by the Beneficiary

The Beneficiary may set off any obligation due by the Beneficiary to the Guarantor against any matured obligation owed by the Guarantor to the Beneficiary under the Guarantee, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Beneficiary may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

5.3 No set-off by the Guarantor

Subject to Clause 5.4 (Tax) below, all payments to be made by the Guarantor under the Guarantee shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.4 Tax

Any payment under this Guarantee shall be made net of any deduction or withholding for or on account of any tax, duty or other charge (a "Tax Deduction"), unless the Guarantor is obliged to make such Tax Deduction, in which case the Guarantor shall increase the amount due to the extent necessary to ensure that, after the making of such Tax Deduction, the Beneficiary receives a net amount equal to the amount that the Beneficiary would have received had no such Tax Deduction been required to be made.

The Guarantor undertakes to pay and indemnify the Beneficiary, within five (5) Business Days from the demand of the Beneficiary, against any amount, cost and loss incurred by the Beneficiary in relation to any stamp duty, registration or any other similar tax or notarial fees payable in respect of this Guarantee.

5.5 Default Interest

If the Guarantor fails to perform its obligation to make a payment on its due date in accordance with the terms of this Guarantee, the Guarantor shall be liable to pay to the Beneficiary, on first demand, in addition to the sum demanded in the relevant Demand, default interest on this sum calculated on a daily basis at the rate of [***] per annum plus, from time to time, EURIBOR for one month for the relevant period as may be, from time to time, selected by the Beneficiary. Any default interest accruing under this Clause 5.5 (Default Interest) shall be immediately payable by the Guarantor.

ARTICLE 6

Reinstatement

If any payment by the Guarantor or the Principal or any discharge given by the Beneficiary is avoided or reduced as a result of an insolvency proceeding or any similar event:

6.1.1 the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

6.1.2 the Beneficiary shall be entitled to recover the value or amount of that payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

ARTICLE 7

Currency conversion

If the Beneficiary has received a payment under this Guarantee in a currency other than in which it is to be made pursuant to the Guarantee and must convert this payment, the Guarantor shall indemnify the Beneficiary, at its first demand, for the potential loss resulting from the difference in exchange rates between the date of the conversion and the date on which the payment is received in the other currency, as well as for any fees connected with this conversion.

ARTICLE 8

Expenses

All the costs and expenses (including legal fees, stamp duties and any value added tax) in order to preserve, make the Guarantee effective, execute or enforce the Guarantee, shall be reimbursed by the Guarantor to the Beneficiary on its demand together with the applicable taxes and interest, including, without limitation, the costs, taxes, duties and expenses incurred in connection with the execution, delivery and enforcement of this Guarantee.

ARTICLE 9

Notices

9.1 Notices in writing

(a) Any notice or other communication given under this Guarantee must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Guarantee or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i) on the date of delivery in relation to a hand-delivered or registered letter; or

(ii) in the case of any electronic mail, only when actually received in readable form and only if it is addressed in such a manner as the Beneficiary shall specify for this purpose.

Any such communication, or any document sent by any person to another pursuant to the Guarantee or in connection with the Guarantee will only be effective (i) if by way of fax or electronic form, when received in legible form by the recipient, or (ii) if by letter, when it is left at the relevant address or five (5) Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address and (iii) if a particular department or officer is specified as part of its address details provided pursuant to this Article 9 (Notices), if addressed to that department or officer.

Any communication should be addressed, as appropriate, as indicated below:

For the Beneficiary	Attention: Venture Debt and Impact Finance/ Life Science Unit 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address: [***]

For the Guarantor	Attention: Chief Business Officer 601 Gateway Blvd. Suite 1250 South San Francisco, CA 94080 USA Email address: [***].

Each Party shall promptly notify the other Party in writing of any change in their respective communication details.

9.2 English Language

9.2.1 Any notice given under or in connection with this Guarantee must be in English.

9.2.2 All other documents provided under or in connection with this Guarantee must be:

(a) in English; or

(b) if not in English, and if so required by the Beneficiary, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

ARTICLE 10

No Subrogation

The Guarantor expressly and irrevocably undertakes to waive its rights of subrogation and recourse toward the Principal in accordance with Article 1949 and 1950 of the Italian Civil Code.

ARTICLE 11

Transfer

The Guarantor acknowledges (and agrees in advance) that the Beneficiary may assign or transfer all or any of its rights and benefits under this Guarantee, together with its rights under the Finance Contract, and its position under this Guarantee.

Any reference to the Beneficiary in this Guarantee shall be deemed to include its legal successors, permitted transferees and assigns who for the purposes of the exercise of any rights under this Guarantee shall be considered to have been an original party to the Guarantee.

The Guarantee shall remain in full force and effect notwithstanding any merger or spin off, or part of assets being transferred in consideration for shares in another company of the Beneficiary or its assignees, parties subrogated to its rights, pursuant to the Finance Contract.

ARTICLE 12

Partial Invalidity

If at any time any term of this Guarantee is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee or the effectiveness in any other respect of this Guarantee in that jurisdiction; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee or the effectiveness of this Guarantee under the laws of such other jurisdictions.

ARTICLE 13

Amendments

Any amendment to this Guarantee shall be made in writing and shall be signed by the Parties hereto.

ARTICLE 14

Governing Law

This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Italy.

ARTICLE 15

Jurisdiction

(a) The courts of Milan have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee.

(b) The Parties agree that the courts of Milan are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

ARTICLE 16

Definitions and Interpretation

16.1 Definitions

In this Guarantee, unless otherwise provided:

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg and Milan and (in relation to any date for payment to be made in euros), a Target Day.

"EURIBOR" means:

(a) in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b) in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c) in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").

For the purposes of paragraphs (b) and (c) above, "available" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), under the sponsorship of EMMI and EURIBOR ACI, or any successor to that function of EMMI and EURIBOR ACI as determined by the Beneficiary.

"Financial Year" means the annual accounting period of the Principal ending on 31 December of each year.

“Insolvency Proceeding” means any liquidazione, procedura concorsuale (fallimento, concordato preventivo, concordato fallimentare, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d'insolvenza), as well as, starting from the effective date of the relevant provisions under the Italian Crisis and Insolvency Code (D.Lgs. 12 January 2019, no.14), judicial liquidation (liquidazione giudiziale); restructuring plans (piani attestati di risanamento), restructuring agreements (accordi di ristrutturazione del debito), arrangement with creditors (concordato preventivo), forced administrative liquidation (liquidazione coatta amministrativa), the entity being brought before the organismo di composizione della crisi di impresa (OCRI) for the assisted composition procedure (procedimento di composizione assistita della crisi) any other procedure indicated in the Royal Decree 16 March 1942, No. 267 or in the Italian Crisis and Insolvency Code, any similar proceedings or act in any other jurisdiction with the same purposes or effects pursued by the procedures or acts mentioned above, to the extent legally applicable, and any other proceedings or legal concepts similar to the forgoing.

"Relevant Business Day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

"Screen Rate" means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Beneficiary on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Beneficiary.

If such Screen Rate is not so published, the Beneficiary shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Beneficiary, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Beneficiary, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.

If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Beneficiary to be the all-inclusive cost to the Beneficiary for the funding of the relevant Tranche based upon the then applicable internally generated Beneficiary reference rate or an alternative rate determination method reasonably determined by the Beneficiary.

For the purposes of the foregoing definitions:

(a) All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

(b) The Beneficiary shall inform the Principal without delay of the quotations received by the Beneficiary.

(c) If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI and EURIBOR ACI (or any successor to that function of EMMI and EURIBOR ACI as determined by the Beneficiary), the Beneficiary may by notice to the Principal amend the provision to bring it into line with such other provisions.

"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euros.

16.2 Interpretation

16.2.1 Unless a contrary indication appears any reference in this Guarantee to:

(a) the "Guarantor", the "Beneficiary" or any "Party" shall be construed so as to include its and any subsequent successors in title, permitted assigns and permitted transferees;

(b) this "Guarantee" or the "Agreement" or any other agreement or instrument is a reference to this Guarantee or the Agreement or other agreement or instrument as amended, restated, supplemented or novated from time to time;

(c) a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(d) a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(e) a reference to a legal provision is a reference to that provision as amended from time to time; and

(f) save as otherwise provided, a time of day is a reference to Italian time.

16.2.2 Article, Clause and Schedule headings are for ease of reference only and shall not have any impact on the interpretation of this Guarantee.

16.2.3 In this Guarantee, unless the context otherwise requires, words importing the singular shall include the plural and viceversa.

16.2.4 Unless a contrary indication appears, a term used in any notice given under or in connection with this Guarantee has the same meaning in that notice as in this Guarantee.

16.3 Currency Symbols and Definitions

"EUR" and "euro" means the single currency unit of the member states of the European Communities that have adopted such currency unit in accordance with the legislation of the European Community relating to Economic and Monetary Union.

Annex
Form of Payment Demand

[on letterhead of Beneficiary]

Registered letter with acknowledgement of receipt

[location, date]

To: [∙]

Dear Sirs,

1. We refer to the first demand guarantee dated [●] provided by you, in your capacity as Guarantor, in our favour (the "Guarantee").

2. Unless indicated otherwise herein, capitalised terms used herein shall have the same meaning as in the Guarantee.

3. In accordance with Article 2 (Demands) of the Guarantee, we request you, in your capacity as Guarantor, to pay us the amount of EUR [●] (the "Claimed Amount").

4. In accordance with Article 2 (Demands) of the Guarantee, the Claimed Amount must be paid within five (5) Business Days following receipt of the present Demand.

5. The Claimed Amount must be paid to the credit of the account [Insert account number] opened with [●].

Yours faithfully,

European Investment Bank

As Beneficiary

-------------------------

By:

*** *** ***

If you agree with terms and conditions of our proposal, please reproduce it in its entirety and deliver it to us duly signed, for your acknowledgment and acceptance.

Quince Therapeutics, Inc.

/s/ Dirk Thye

Name: Dirk Thye

Title: Chief Executive Officer

*** *** ***

For acknowledgment and acceptance.

European Investment Bank

/s/ Donald Fitzpatrick____________ Name: Donald Fitzpatrick Title: Head of Division	/s/ Geoffroy Van Der Straeten ______ Name: Geoffroy Van Der Straeten Title: Head of Division